Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form F-4 of K Wave Media Ltd. of our report dated May 13, 2024 relating to the financial statements of Bidangil Pictures Co., Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Samil PricewaterhouseCoopers

Seoul, KOREA

September 13, 2024